Exhibit 10.1

CONFIDENTIAL RETIREMENT AGREEMENT & RELEASE OF CLAIMS

Pioneer Energy Services Corp. (“Company”) and I, Joe Freeman (“Employee”), agree as follows:

I. Representations

A.	Employee represents and warrants that he is currently employed by the Company as its Senior Vice President, Well Servicing.

B.
Employee represents and warrants that he will cease to perform the day-to-day functions of his Senior Vice President, Well Servicing position effective January 1, 2019, though he will remain an active Employee of the Company.

C.
Employee and the Company represent and warrant that, from January 1, 2019 and through May 31, 2019, Employee will perform the functions of an Executive Consultant for the Company, which are set forth below.

D.	Employee represents and warrants that he will retire from the Company, effective May 31, 2019.

II. Retirement & Consulting Agreement

A.
Employment: Employee agrees he will cease performing the day-to-day functions of his Senior Vice President, Well Servicing position effective January 1, 2019. Thereafter and through May 31, 2019, he will remain an active employee of the Company, classified in an Executive Consultant position. In that position, Employee will be expected to provide advice and counsel from time to time on matters within his experience and expertise, be available to provide assistance at the discretion and request of Company management, and other tasks as may be directed by Company management. In his Executive Consultant position, Employee shall report to William Stacy Locke, President and Chief Executive Officer. Employee and the Company both agree that, in his position as Executive Consultant, Employee shall have no access to Company email, no access to Company confidential, proprietary, or trade secret information, including revenue information, business plans, personnel files, or similar files and information. Employee shall remain eligible to participate in the Company’s health and welfare plans during the Term of this Agreement, subject to the terms and conditions of those plans, though he shall accrue no additional vacation or Paid Time Off during the Term of this Agreement.

B.	Retirement: Employee agrees and covenants that he will voluntarily retire from the Company effective May 31, 2019, at which point his employment relationship with the Company will cease.

C.	Term: Employee agrees that his Term as Executive Consultant shall run from January 1, 2019, through May 31, 2019. Employee agrees that, during this Term, he will not work for

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any Competitor of the Company operating within the State of Texas, whether as a director, employee, independent contractor, or in any other capacity, and whether for or without compensation. A “Competitor” shall be defined as any company, partnership, or other enterprise engaging in or providing well servicing services.

III. Separation Benefits

A.
In General: Employee shall receive the following (collectively, the “Compensation”), his receipt of which is conditioned on (i) his execution of this Agreement, (ii) him not revoking his acceptance of the Agreement as provided for in Section VIII, and (iii) him not committing a Breach of any obligations or promises under this Agreement. In the event Employee Breaches the Agreement, his Compensation shall be determined according to the provisions of Section VII.

1.
Regular wages in the monthly amount of $13,750.00 for Employee’s services as Executive Consultant during the Term of this Agreement and through his May 31, 2019 retirement. These wages shall be paid in regular installments in accordance with the Company’s payroll practices and be less any legally required deductions or withholdings.

2.
Payout of Employee’s accrued, unused vacation time as of December 31, 2018, in the gross amount of $16,023.65, representing 101 hours of vacation. This payment shall be paid on Plaintiff’s final paycheck, which shall be paid following his May 31, 2019 retirement and the conclusion of the Term of this Agreement and shall be less any legally required deductions or withholdings.

3.
Payout of Employee’s award under the Company’s Annual Incentive Program (“AIP”). This payout is expected to occur in February 2019, and the amount, terms, and existence of Employee’s AIP payout are subject to the terms of the Company’s Annual Incentive Program.

4.
In addition, Company’s records reflect that, as of the Effective Date of this Agreement, Employee has certain outstanding Restricted Cash Units and Phantom Share Units awards. Employee’s Restricted Cash Units and Phantom Share Units will vest in accordance with their terms and conditions on the dates applicable to such. Employee and the Company agree that Employee’s right to receive any awards is solely conditioned upon his continued employment beyond the vesting date applicable to such awards, and that his right to receive such vested awards is not itself contingent upon his execution of this Agreement.

B.
Benefit Plans: Following Employee’s May 31, 2019 retirement from employment, he will cease to be eligible to participate under any applicable medical, dental, disability, life insurance, retirement, bonus, 401(k) and other compensation or benefit plans of the Company. Thereafter, he will have no rights under any of those benefits or plans, except as follows:

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1.
Employee will have the right to COBRA continuation coverage as to any Company-provided medical, dental, vision, or insurance plan in which he participates, which means he will be entitled to buy continued health plan coverage at his expense under the normal COBRA health care continuation rules.

2.
Employee will retain his vested benefits under all applicable retirement plans of the Company, and all rights associated with such benefits, as determined by the official terms of those plans and benefits.

C.
Sufficiency of Consideration: Employee agrees the Compensation to be provided under the terms of the Agreement is, in significant and substantial part, in addition to those benefits to which he is otherwise entitled and is sufficient consideration for his obligations and promises contained within this Agreement. Employee further acknowledges the Company is not otherwise required to pay or provide him such Compensation.

IV. Complete Release of All Claims

A.
In General: In exchange for the Company’s promises contained in this Agreement, Employee agrees to irrevocably and unconditionally release any and all Claims he may now have against the Company and other parties as set forth in this Section IV.

B.
Released Parties: The “Released Parties” are the Company and all related entities, subsidiaries, affiliates, or joint ventures and, with respect to each, their predecessors and successors; and, with respect to each entity, its past and present employees, officers, trustees, directors, principals, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed.

C.
Claims Released: Employee understand and agree he is releasing all known and unknown claims, promises, causes of action, or similar rights of any type that he may have (“Claims”) against any Released Party, except he is not releasing any claim that relates to: (i) his right to enforce this Agreement or (iii) any rights or claims which may arise or accrue after he signs this Agreement. Employee further understands the Claims he is releasing may arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but by no means limited to:

1.
Anti-discrimination statutes, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, all of which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex (including sexual harassment); the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act, which prohibits discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination.

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2.
Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938 and state laws which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

3.
Other laws, such as any federal, state, or local laws restricting an employer’s right to terminate employees, pertaining to employee’s pay, or otherwise regulating employment, enforcing express or implied employment contracts, or requiring an employer to deal with employees fairly or in good faith.

4.
Tort and Contract Claims, such as claims for wrongful discharge, negligence, negligent hiring, supervision, or retention, physical or personal injury, emotional distress, fraud, fraud in the inducement, misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, promissory estoppel, and similar or related claims.

5.
Examples of released Claims include, but are not limited to: (i) Claims that in any way relate to Employee’s employment with the Company or any other Released Party, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that Employee has irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (iv) any Claims to attorneys’ fees or other indemnities.

D.
Unknown Claims: Employee understands he is releasing Claims he may not know about. That is his knowing and voluntary intent, even though Employee recognize someday he might learn some or all of the facts he currently believe to be true are untrue, and even though he might then regret having signed this Release. Nevertheless, Employee is assuming that risk, and he agrees this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights he might have under any law intended to protect him from waiving unknown claims. Employee understands the significance of doing so.

V. Promises

A.
Retirement from Employment: Employee is retiring from his employment with the Company effective May 31, 2019. Employee represents that it is his own decision and voluntary intent to retire from the Company as of that date, and that the Company accepts his voluntary resignation as of that date. Employee further agrees that this voluntary retirement is not the result of good cause connected with Employee’s work for the Company.

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B.
Pursuit of Released Claims: Employee agrees that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Agreement purports to waive, and he promises never to file or prosecute a lawsuit or complaint based on such Claims. Employee promises never to seek any damages, remedies, or other relief for himself personally (any right to which Employee hereby waives) after filing or prosecuting a charge with any administrative agency with respect to any such Claim, although nothing in this Agreement prohibits him from filing such a charge with any administrative agency.

C.
Company Property: Within ten days of the Effective Date of this Agreement, Employee promises to return to the Company all files, passwords, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, security access cards, vehicle hangtags, and any other property of the Company in Employee’s possession. Further, should Employee come into possession of any other property of the Company during his Term as Executive Consultant, Employee promises to return such property to the Company on or before the last day of the Term of this Agreement.

D.
Availability to Assist: Employee agrees to cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company relating to events or occurrences that occurred while he was employed with the Company. Employee’s full cooperation in connection with such claims and actions shall include, but is not limited to, being available for interviews, depositions, and hearings and preparing with the Company’s representatives for any such depositions or hearings. Employee further agrees to cooperate fully with the Company in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while he was employed with the Company.

E.	Taxes: Employee is responsible for paying any taxes on Compensation he receives pursuant to this Agreement.

F.	Ownership of Claims: Employee has not assigned or transferred any Claim he is releasing.

G.	No Disparagement or Harm: Employee agrees not to criticize, denigrate, or disparage the Company or any Released Party.

H.	Implementation: Employee agrees to sign any documents and do anything else that is necessary in the future to implement this Agreement.

I.	Age Representation: Employee is over the age forty at the time of signing this Agreement.

J.
This Agreement to be Kept Confidential: Employee agrees not to disclose the underlying facts that led up to this Agreement or the terms, amount, or existence of this Agreement to anyone other than a member of Employee’s immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such person’s violation of this confidentiality requirement will be treated as a violation of this Agreement by me. This subsection does not prohibit Employee’s disclosure

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of the terms, amount, or existence of this Agreement to the extent necessary legally to enforce this Agreement, nor does it prohibit disclosures to the extent otherwise legally required. Employee acknowledges that the Company would be irreparably harmed if this subsection is violated.

VI. Confidentiality

A.
Access to Confidential & Valuable Information: Employee acknowledges that, during the course of his employment with the Company, he gained knowledge or information of a confidential nature in which the Company has a proprietary interest (collectively, “Confidential Information”). Such Confidential Information includes any non-public information relating to the Company’s affairs, including without limitation, client lists, pricing information, financial information, trade secrets, business methods, computer programs, software, scientific or technical know-how, business activities and operations, inventions, financial statements or any information that the Company specifically refers to as confidential information or labels as confidential information.

B.
Non-Disclosure Agreement: Employee acknowledges that such Confidential Information is confidential and proprietary and agrees not to disclose such Confidential Information to anyone outside Company except to the extent that Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that, in such case, Employee shall promptly inform Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order. Employee expressly acknowledges that his obligations not to disclose the Company’s Confidential Information shall survive and extend beyond the conclusion of his employment with the Company.

C.
Enforcement: Employee acknowledges that any loss to the Company by reason of his breach of his confidentiality obligations described in this Section VI cannot be reasonably or adequately compensated in damages in an action at law. Therefore, the Company shall be entitled to injunctive or other equitable relief against Employee should he fail to honor his obligations hereunder. Resort by the Company to such injunctive relief or other equitable relief shall not be construed as a waiver of any rights that the Company may have for damages or otherwise.

Employee further agrees that his confidentiality obligations set forth herein are in addition to, and shall not replace or supersede, any other restrictive covenants previously agreed to between himself and any Released Party. Therefore, Employee expressly warrants that his acceptance of this Agreement’s Confidentiality Agreement shall have no effect whatsoever on any existing obligations he owes any Released Party pursuant to restrictive covenants set forth in any prior agreements.

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VII. Consequences and Remedies

A “Breach” of this Agreement shall be defined as any instance in which Employee fails to fulfill an obligation owed to the Company under this Agreement, or in which Employee fails to abide by a promise made under this Agreement. A Breach shall specifically include, but not be limited to, any instance in which (i) Employee fails to refrain from working for, or otherwise providing services to, Defendant’s Competitors during the Term of this Agreement, as provided for in Section II.C, (ii) Employee breaches any promises not to disclose Confidential Information, or (iii) Employee pursues any Claim released in Section IV of this Agreement.

Employee expressly agrees that in the event of his Breach of this Agreement, as described above, he shall immediately waive and forfeit any right to unpaid Compensation to which he would have otherwise been entitled under this Agreement. Employee further agrees that, should he Breach this Agreement, he will repay to the Company any Compensation previously paid to him pursuant to this Agreement. Finally, Employee agrees to pay reasonable attorneys’ fees and any damages the Company or any Released Party may incur as a result of his Breach of this Agreement or if any representation he made in this Agreement was false when made. Employee further agrees the Company would be irreparably harmed by any actual or threatened Breach of this Agreement, and the Company will be entitled to an injunction prohibiting him from committing any such violation.

VII. Review, Revocation & Tender Back

A.
Review: Employee acknowledges that (i) he has carefully read this Agreement, (ii) he fully understands this Agreement, and (iii) he is entering into this Agreement voluntarily. Employee further acknowledges he was afforded an opportunity to seek the advice of an attorney before signing this Agreement.

B.
Revocation: Employee acknowledges he may revoke this Agreement at any time within seven (7) days of the date on which he signs this Agreement.  Employee understands that, to be effective, written notification of his revocation must be received by William Stacy Locke, President and Chief Executive Officer, on or before the seventh day following his execution of this Agreement. Employee further agrees such written notification must be delivered to Mr. Locke in person or through certified mail. Employee further acknowledges that, before signing this Agreement, he was permitted a period of at least twenty-one (21) days in which to consider this Agreement.  Employee further acknowledges that he either took advantage of this period to consider this Agreement before signing it, or to the extent he signed the Agreement before the end of the twenty-one (21) day period, it was his voluntary decision to do so.

C.
Tender Back Provision: Employee acknowledges and agrees he will not institute any suit, action or proceeding, whether at law or equity, challenging the enforceability of this Agreement.  Should Employee ever attempt to challenge the terms of this Agreement, attempt to obtain an order declaring this Agreement to be null and void, or institute litigation against Company or any Released Party based upon a Claim covered by this Agreement, he will as a condition precedent to such action repay all Compensation paid to him under this Agreement, including all payments and awards provided to him under Section III.A of this

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Agreement.  Furthermore, if Employee does not prevail in an action to challenge this Agreement, to obtain an order declaring this Agreement to be null and void, or in any action against Company or any Released Party based upon a Claim covered by this Agreement, he shall pay to Company all its costs and attorneys’ fees incurred in its defense of his action.  This paragraph is in no way intended to constitute a waiver of Employee’s right to challenge the enforceability of this Agreement as a defense to any action by Company against him for Breach of this Agreement.  Under such circumstances, Employee will not be obligated to repay any amounts paid to him under this Agreement.

It is understood and agreed Employee shall not be required to repay the amounts paid to him under the terms of this Agreement or pay Company all its costs and attorneys’ fees incurred in its defense of his action (except those attorneys’ fees or costs specifically authorized under federal or state law) in the event Employee seeks to challenge his waiver of claims under the Age Discrimination in Employment Act.

IX. Miscellaneous

A.
Entire Agreement: This is the entire Agreement between Employee and the Company. This Agreement may not be modified or canceled in any manner except by a writing signed by both Employee and an authorized Company official. Employee acknowledges the Company has made no representations or promises to him, other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

B.
Successors: This Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

C.
Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Employee, the Company, or any Released Party. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.

D.
Arbitration: Any dispute arising between the Company and Employee concerning the enforceability, interpretation, application, or claimed breach of this Agreement, or any portion thereof, shall be submitted to final, binding, and confidential arbitration in Bexar County, Texas, subject to the terms and conditions of the Company’s Open Door Dispute Resolution Policy.

E.
Severability: If any term, provision, covenant, or condition of this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall not be affected, impaired, or invalidated.

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F.
Waiver: No delay or omission by Company in exercising any right under this Agreement shall operate as a waiver of that or any other right under this Agreement. Company’s waiver or consent on any one occasion shall be effective only in that instance, and shall not be construed as a bar or waiver or any other right or provision in this Agreement on any other occasion.

G.
Headings: The headings and titles in this Agreement are for convenience only, and they shall not limit or otherwise affect the meaning of any terms in this Agreement or be used in the construction of any provision in this Agreement.

H.	Governing Law and Enforcement: This Agreement shall be governed by the statutes and common law of the State of Texas.

[SIGNATURES ON FOLLOWING PAGE]

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TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU CONSULT YOUR ATTORNEY BEFORE SIGNING THIS AGREEMENT.

Executed on this 5th day of December, 2018.

/s/ Joe Freeman
Joe Freeman

Executed on this 5th day of December, 2018.

/s/ Bryce Seki                        Pioneer Energy Services Corp.

By: Bryce Seki

Title: VP-General Counsel

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